EXHIBIT 99

TXU CORP. AND SUBSIDIARIES

CONDENSED STATEMENT OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended March 31, 2006
(millions of dollars, except per share amounts)
Operating revenues	$10,908

Costs and expenses:
Fuel, purchased power and delivery fees	4,022
Operating costs	1,434
Depreciation and amortization	793
Selling, general and administrative expenses	792
Franchise and revenue-based taxes	366
Other income	(114)
Other deductions	39
Interest income	(38)
Interest expense and related charges	821

Total costs and expenses	8,115

Income from continuing operations before income taxes, extraordinary loss and cumulative effect of change in accounting principle	2,793

Income tax expense	909

Income from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	1,884

Income from discontinued operations, net of tax effect	50

Extraordinary loss, net of tax effect	(50)

Cumulative effect of change in accounting principle, net of tax effect	(8)

Net income	1,876

Preference stock dividends	4

Net income available for common stock	$1,872

Average shares of common stock outstanding (millions):
Basic	473
Diluted	483

Per share of common stock - Basic:
Income from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$3.99
Preference stock dividends	(0.01)

Net income from continuing operations available for common stock	3.98
Income from discontinued operations, net of tax effect	0.11
Extraordinary loss, net of tax effect	(0.11)
Cumulative effect of change in accounting principle, net of tax effect	(0.02)

Net income available for common stock	$3.96

TXU CORP. AND SUBSIDIARIES

CONDENSED STATEMENT OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended March 31, 2006
(millions of dollars, except per share amounts)
Per share of common stock - Diluted:
Income from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	3.83
Preference stock dividends	(0.01)

Net income from continuing operations available for common stock	3.82
Income from discontinued operations, net of tax effect	0.10
Extraordinary loss, net of tax effect	(0.10)
Cumulative effect of change in accounting principle, net of tax effect	(0.02)

Net income available for common stock	3.80
Dividends declared	1.388